Exhibit 21.1

SANDRIDGE ENERGY, INC. SUBSIDIARIES

Entity Name	State of Organization
4th Street Properties, LLC	Oklahoma
Bandon Oil and Gas GP, LLC	Delaware
Bandon Oil and Gas, LP	Delaware
Black Bayou Exploration, L.L.C.	Louisiana
Braniff Restaurant Holdings, LLC	Oklahoma
Braniff Restaurant LLC	Oklahoma
Chaparral Supply, LLC d/b/a Chaparral Drilling Fluids	Texas
Cholla Pipeline, L.P.	Texas
Cornhusker Energy, L.L.C.	Oklahoma
DBH, LLC	Delaware
Dynamic Offshore Resources, LLC	Delaware
Dynamic Offshore Resources NS Acquisition, Inc.	Delaware
Dynamic Offshore Resources NS, LLC	Texas
Dynamic Offshore Resources NS Parent, Inc.	Delaware
FAE Holdings 389322R, LLC	Oklahoma
Galveston Bay Pipeline Company	Delaware
Galveston Bay Processing Corporation	Delaware
Hondo Heavy Haul, Inc.	Texas
Integra Energy, L.L.C.	Texas
Lariat Services, Inc. d/b/a LARCO	Texas
Midcontinent Resources, LLC	Texas
Mistmada Oil Company, Inc.	Oklahoma
Sabino Exploration, LLC	Texas
Sagebrush Pipeline, LLC	Colorado
SandRidge CO2, LLC	Texas
SandRidge Exploration and Production, LLC	Delaware
SandRidge Holdings, Inc.	Delaware
SandRidge Midstream, Inc.	Texas
SandRidge Offshore, LLC	Delaware
SandRidge Onshore, LLC	Delaware
SandRidge Operating Company	Texas
SandRidge Realty, LLC	Oklahoma
Sierra Madera CO2 Pipeline, LLC	Texas
SPN Resources, LLC	Louisiana
WTO Gas Gathering Company, LLC	Texas